Exhibit 99.2

GENERAL CANNABIS CLIENT AWARDED MD STAGE ONE LICENSE PRE APPROVAL

DENVER, CO- (Aug 16, 2016)  General Cannabis Corp., (OTCQB : CANN ) (the "Company"), the all-in-one resource for the highest quality services providers available to the regulated cannabis industry, today announced that one of the Company's Maryland-based clients secured preliminary approval for their medical cannabis business cultivation application in the state of Maryland. General Cannabis’ consulting division, Next Big Crop, assisted in the development of the application and the standard operating procedures that were evaluated by the state, as part of the licensing process.

Richard Cardinal, Managing Director of Next Big Crop, said: “Our commitment to working exclusively with one single client throughout the process was integral to our success. Exclusivity allowed us to dedicate all of our efforts and resources to Green Leaf Medical LLC and that paid off. Now the hard work begins, as we begin taking hundreds of pages of operational plans and turn them into a state of the art medical cannabis cultivation business. The real winners today are the patients of Maryland who stand to benefit from this truly effective alternative medicine.”

Robert Frichtel, CEO of General Cannabis, commented: "This win in the Maryland market is an excellent example of Next Big Crop’s expertise and the corporate opportunities we have as legalization spreads across the country. Achieving success for our client in Maryland paves the road for the continued projects and, potentially incremental revenues in the state of Maryland.”

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact:

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300